Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

The Community Financial Corporation

We consent to the incorporation by reference in the registration statements on Form S-3 (No. 333-199455) and on Forms S-8 (Nos. 33-97174, 333-79237, 333-70800, 333-125103, and 333-204200) of our report dated March 10, 2016, with respect to the consolidated balance sheet of The Community Financial Corporation as of December 31, 2015, and the related consolidated statements of income, comprehensive income, changes in stockholders’ equity, and cash flows for each of the years in the two-year period then ended, which report appears in The Community Financial Corporation’s Annual Report on Form 10-K for the year ended December 31, 2016.

/s/ Stegman & Company

Baltimore, Maryland

March 13, 2017

Suite 200, 809 Glen Eagles Court Baltimore, Maryland 21286 ● 410-823-8000 ● 1-800-686-3883 ● Fax: 410-296-4815 ● www.stegman.com

Members of